NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
ANNOUNCES AGREEMENT TO SELL BLOCK 21 FOR $275 MILLION
TO RYMAN HOSPITALITY PROPERTIES, INC.

AUSTIN, TX, December 9, 2019 - Stratus Properties Inc. (NASDAQ: STRS) announced today that it has agreed to sell Block 21 to Ryman Hospitality Properties, Inc. for $275 million, which includes the purchaser’s assumption of approximately $142 million of existing mortgage debt. The remainder of the purchase price will be paid in cash.
Block 21 is Stratus’ wholly owned mixed-use real estate development and entertainment business in downtown Austin, Texas that contains the 251-room W Austin Hotel and is home to Austin City Limits Live at the Moody Theater, a 2,750-seat entertainment venue that serves as the location for the filming of Austin City Limits, the longest running music series in American television history. Block 21 also includes Class A office space, retail space and the 3Ten ACL Live entertainment venue and business.
Stratus is currently considering options for the use of the net proceeds of the sale and for its future real estate development and leasing operations, and expects to engage a nationally recognized financial advisor to assist in its evaluation of its options after the sale of Block 21.
William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, said, “Ryman Hospitality Properties is a great company that understands and respects the strong connection that exists between Austin and its music scene. We think Ryman Hospitality Properties’ expertise in both hospitality and live entertainment, plus their demonstrated stewardship of the iconic Ryman Auditorium and Grand Ole Opry makes them the ideal company to usher Block 21 and ACL Live into their next decade.”
The transaction is expected to close in the first quarter of 2020, subject to the satisfaction of closing conditions including the consent of the loan servicer to the purchaser’s assumption of the existing mortgage loan, the consent of the property manager, an affiliate of Marriott, to the purchaser’s assumption of the hotel operating agreement, and other customary closing conditions. The Block 21 purchase agreement will terminate if all conditions to closing are not satisfied or waived by the parties. Ryman Hospitality Properties will deposit $15 million in earnest money to secure its performance under the agreements governing the sale.
Colin Reed, chairman and CEO of Ryman Hospitality Properties, said, “The Stratus team has done a remarkable job realizing Stratus’ vision for Block 21 with high-quality brands, like W Hotels, and entertainment choices, like Austin City Limits. We believe Block 21 is an ideal addition to our existing portfolio of entertainment and hospitality assets.”
About Stratus Properties Inc.
Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements in which Stratus makes projections, presents plans or objectives for future operations or financial results, or discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding the anticipated engagement of a financial advisor, and statements regarding whether and when the sale of Block 21 will be completed. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” "target," “intend,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include changes in Stratus’ plans or assumptions regarding retention of a financial advisor on terms satisfactory to Stratus, and the occurrence of any event, change or other circumstance that could delay the closing of the sale of Block 21 or result in the termination of the agreements to sell Block 21, and other factors described in more detail under the heading “Risk Factors” in Part I, Item 1A. of Stratus’ Form 10-K for the year ended December 31, 2018.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
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